Exhibit 3

AVRICORE HEALTH INC.

NOTICE OF ANNUAL GENERAL AND

SPECIAL MEETING HELD

THURSDAY, JULY 21, 2022

AND

MANAGEMENT INFORMATION CIRCULAR

June 16, 2022

Avricore Health Inc.

Suite 1120 – 789 West Pender Street
Vancouver, British Columbia V6C 1H2

NOTICE OF ANNUAL GENERAL AND SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON JULY 21, 2022.

NOTICE IS HEREBY GIVEN that the annual general and special meeting (the “Meeting”) of Avricore Health Inc. (the “Company” or “AVRICORE”) will be held at Suite 1120 – 789 West Pender Street, Vancouver, British Columbia, V6C 1H2 on Thursday, July 21, 2022 at 10:00 a.m. (Vancouver time) for the following purposes:

1.	to receive the audited financial statements of the Company for the financial years ended December 31, 2020 and December 31, 2021, together with the auditor’s report thereon;

2.	to fix the number of directors at six (6);

3.	to elect directors of the Company for the ensuing year;

4.	to appoint Manning Elliot LLP, Chartered Professional Accountants, as the Company’s auditors for the ensuing year, and to authorize the directors to fix the remuneration to be paid to the auditors for the ensuing year;

5.	to approve, ratify and confirm the Company’s 10% Rolling Stock Option Plan for the ensuing year, as set forth in the Information Circular accompanying this Notice;

6.	to transact such other business as may properly come before the Meeting or any adjournment(s) or postponement(s) thereof.

Specific details of the matters proposed to be put before the Meeting are set forth in the Information Circular. In light of the ongoing public health concerns related to COVID-19 and in order to comply with the measures imposed by the federal and provincial governments, the Corporation is encouraging shareholders and others not to attend the meeting in person. The Corporation is offering its shareholders the option to listen and participate (but not vote) at the Meeting in real time by Zoom Meeting at the following coordinates:

Join Zoom Meeting

https://us02web.zoom.us/j/84521939511?pwd=Z1ZUTStFcGQwbG9KbFVkVEFYZVg2UT09

Dial 1-(778)907-2071

Meeting ID: 845 2193 9511

Passcode: 241719

Shareholders of the Company of record at the close of business on June 16, 2022, will be entitled to receive notice of and vote at the Meeting. Shareholders of the Company who are unable to attend the Meeting are requested to complete, sign, date and return the enclosed form of proxy indicating your voting instructions. A proxy will not be valid unless it is deposited at the office of Computershare Investor Services Inc., Attention: Proxy Department, 510 Burrard Street, Vancouver, British Columbia, V6C 3A8, not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time fixed for the Meeting or any adjournment(s) or postponement(s) thereof. Alternatively, a proxy may be voted over the internet at www.investorvote.com, by facsimile within North America toll-free at 1-866-249-7775, or outside North America at 1-416-263-9524, or by telephone within North America toll-free at 1-866-732-8683, or outside North America at 1-312-588-4290. If you are not a registered shareholder of the Company, please refer to the accompanying Information Circular for information on how to vote your shares.

DATED at Vancouver, British Columbia, this 16th day of June, 2022.

BY ORDER OF THE BOARD OF DIRECTORS:

David Hall, Chairman of the Board of Directors

Registered shareholders of the Company unable to attend the Meeting are requested to date, sign and return their form of proxy in the enclosed envelope or to vote by telephone or facsimile or using the internet in accordance with the instructions on the form of proxy. If you are a non-registered shareholder of the Company and receive these materials through your broker or through another intermediary, please complete and return the materials in accordance with the instructions provided to you by your broker or by the other intermediary. Failure to do so may result in your shares not being eligible to be voted by proxy at the Meeting.

MANAGEMENT INFORMATION CIRCULAR

UNLESS OTHERWISE NOTED, INFORMATION IS PROVIDED AS AT JUNE 16, 2022 FOR THE ANNUAL GENERAL AND SPECIAL MEETING OF SHAREHOLDERS OF THE COMPANY TO BE HELD ON JULY 21, 2022.

This management information circular (the “Information Circular”) is being mailed by management of Avricore Health Inc. (the “Company” or “AVRICORE”) to shareholders of the Company of record at the close of business on June 16, 2022 (the “Record Date”), which is the date that has been fixed by the directors of the Company as the record date to determine the shareholders of the Company who are entitled to receive notice of and to attend the Meeting (as defined herein). The Company is mailing this Information Circular in connection with the solicitation of proxies by and on behalf of the Company for use at its annual general and special meeting (the “Meeting”) of shareholders of the Company that is to be held on Thursday, July 21, 2022 at 10:00 a.m. (Vancouver time) at Suite 1120-789 West Pender Street, Vancouver, British Columbia, V6C 1H2.

In light of the ongoing public health concerns related to COVID-19 and in order to comply with the measures imposed by the federal and provincial governments, the Corporation is encouraging shareholders and others not to attend the meeting in person. The Corporation is offering its shareholders the option to listen and participate (but not vote) at the Meeting in real time by Zoom Meeting at the following coordinates:

Join Zoom Meeting

https://us02web.zoom.us/j/84521939511?pwd=Z1ZUTStFcGQwbG9KbFVkVEFYZVg2UT09

Dial 1-(778)907-2071

Meeting ID: 845 2193 9511

Passcode: 241719

While as of the date of this Circular, we are intending to hold the Meeting in physical face to face format with a conference call for participation, we are continuously monitoring the current coronavirus (COVID-19) outbreak. In light of the rapidly evolving news and guidelines related to COVID-19, we ask that, in considering whether to attend the Meeting in person, shareholders follow, among other things, the instructions of the Public Health Agency of Canada (https://www.canada.ca/en/public-health/services/diseases/coronavirus-disease-covid-19.html) and any applicable additional provincial and local instructions. You should not attend the Meeting in person if you are experiencing any cold or flu-like symptoms, or if you or someone with whom you have been in close contact has travelled to/from outside of Canada within the 14 days prior to the Meeting. In order to minimize group sizes and respect social distancing regulations, all shareholders are urged to vote on the matters before the Meeting by proxy which can be submitted electronically, by mail, or by phone as further described herein. We reserve the right to take additional precautionary measures we deem appropriate in relation to the Meeting in response to further developments in respect of the COVID-19 outbreak. Changes to the Meeting date and/or means of holding the Meeting may be announced by way of press release which would be filed on SEDAR. Please monitor the Corporation’s press releases for updated information up until the date of the Meeting. We do not intend to prepare or mail an amended management information circular in the event of changes to the Meeting format.

The solicitation of proxies will be primarily by mail. Certain officers, directors and employees of the Company may also solicit proxies by telephone, in person or by electronic communications, as well as by newspaper or media advertising. In addition, AVRICORE may request brokers and nominees who hold stock in their respective names to furnish this Information Circular and related proxy materials to their customers, and AVRICORE will reimburse such brokers and nominees for their related out-of-pocket expenses. The cost of solicitation will be borne by the Company.

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PART 1 – VOTING MATTERS

WHO CAN VOTE?

If you are a registered shareholder of the Company as at the close of business on the Record Date, you are entitled to notice of and to attend the Meeting and cast a vote for each share registered in your name on all resolutions put before the Meeting. If the shares are registered in the name of a corporation, a duly authorized officer of the corporation, may attend on its behalf, but documentation indicating such officer’s authority should be presented at the Meeting. If you are a registered shareholder of the Company but do not wish to, or cannot, attend the Meeting in person, you can appoint someone who will attend the Meeting and act as your proxyholder to vote in accordance with your instructions (see “Voting By Proxy” below). If your shares are registered in the name of a “nominee” (usually a bank, trust company, securities dealer, financial institution or other intermediary) you should refer to the section entitled “Non-Registered Shareholders” set out below.

It is important that your shares be represented at the Meeting regardless of the number of shares you hold, if you will not be attending the Meeting in person, we invite you to complete, date, sign and return your form of proxy as soon as possible so that your shares will be represented.

VOTING BY PROXY

If you do not attend the Meeting, you can still make your vote count by appointing someone who will be there to act as your proxyholder. You can either tell your proxyholder how you want to vote or you can let your proxyholder decide for you. You can do this by completing a form of proxy.

In order to be valid, you must return the completed form of proxy to the Company’s transfer agent Computershare Investor Services Inc., Attention: Proxy Department, 510 Burrard Street, Vancouver, British Columbia, V6C 3A8, not later than 48 hours, excluding Saturdays, Sundays and holidays, prior to the time fixed for the Meeting or any adjournment(s) or postponement(s) thereof. Alternative, a proxy may be voted over the internet at www.investorvote.com, by facsimile within North America toll free at 1-866-249-7775, or outside North America at 1-416-263-9524, or by telephone within North America toll-free at 1-866-7328683, or outside North America at 1-312-588-4290.

What Is A Proxy?

A form of proxy is a document that authorizes someone to attend the Meeting and cast your votes for you. We have enclosed a form of proxy with this Information Circular. You can use it to appoint a proxyholder.

Appointing A Proxyholder

You can choose any person to be your proxyholder. It is not necessary for the person whom you choose as your proxyholder to be a shareholder of the Company. To make such an appointment, simply fill in the person’s name in the blank space provided in the enclosed form of proxy. To vote your shares, your proxyholder must attend the Meeting. If you do not fill a name in the blank space in the enclosed form of proxy, the persons named in the form of proxy are appointed to act as your proxyholder (the “Management Proxyholders”). Those persons are directors, officers or other authorized representatives of the Company.

Instructing Your Proxy

You may indicate on your form of proxy how you wish your proxyholder to vote your shares. To do this, simply mark the appropriate boxes on the form of proxy. If you do this, your proxyholder must vote your shares in accordance with the instructions you have given.

If you do not give any instructions as to how to vote on a particular issue to be decided at the Meeting, your proxyholder can vote your shares as your proxyholder thinks fit. If you have appointed the persons designated in the form of proxy as your proxyholder, they will, unless you give contrary instructions, vote your shares IN FAVOUR of each of the items of business set out in the Notice of Meeting.

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For more information about these matters, see “Part 3 - The Business of the Meeting”. The enclosed form of proxy gives the persons named on it the authority to use their discretion in voting on amendments or variations to matters identified in the Notice of Meeting. As of the date of this Information Circular, the Company’s management is not aware of any other matter to be presented for action at the Meeting. If, however, other matters do properly come before the Meeting, the persons named in the enclosed form of proxy will vote on them in accordance with their best judgment, pursuant to the discretionary authority conferred by the form of proxy with respect to such matters.

Changing Your Mind

If you want to revoke your proxy after you have delivered it, you can do so at any time before it is used. You may do this by (a) attending the Meeting and voting in person; (b) signing a proxy bearing a later date; (c) signing a written statement which clearly indicates that you want to revoke your proxy and delivering the signed written statement to the Company’s registered office at Suite 1120 – 789 West Pender Street, Vancouver, British Columbia V6C 1H2; or (d) in any other manner permitted by applicable law.

Your proxy will only be revoked if a revocation is received by 4:00 p.m. (Vancouver time) on the last business day before the day of the Meeting, or any adjournment(s) or postponement(s) thereof, or delivered to the person presiding at the Meeting before it (or any adjournment or postponement) commences. If you revoke your proxy and do not replace it with another that is deposited with the Company before the deadline, you can still vote your shares but to do so you must attend the Meeting in person. Only registered shareholders of the Company may revoke a proxy. If your shares are not registered in your own name and you wish to change your vote, you must arrange for your nominee to revoke your proxy on your behalf (see below under “Non-Registered Shareholders”).

NON-REGISTERED SHAREHOLDERS

Only registered holders of shares or the persons they appoint as their proxyholders are permitted to vote at the Meeting. In many cases, however, shares beneficially owned by a holder (a “Non-Registered Holder”) are registered either:

(a)	in the name of an intermediary (an “Intermediary”) that the Non-Registered Holder deals within respect of the shares. Intermediaries include banks, trust companies, securities dealers or brokers, and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans; or

(b)	in the name of a clearing agency (such as The Canadian Depository for Securities Limited), of which the Intermediary is a participant.

Non-Registered Holders who have not objected to their Intermediary disclosing certain ownership information about themselves to the Company are referred to as “NOBOs”. Those Non-Registered Holders who have objected to their Intermediary disclosing ownership information about themselves to the Company are referred to as “OBOs”.

Pursuant to National Instrument 54-101 – Communications with Beneficial Owners of Securities of a Reporting Issuer, the Company has distributed copies of proxy-related materials in connection with this Meeting (including this Information Circular) indirectly or directly to the NOBOs and to the Intermediaries for onward distribution to Non-Registered Holders.

Intermediaries that receive the proxy-related materials are required to forward the proxy-related materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them. Intermediaries often use service companies to forward the proxy-related materials to Non-Registered Holders.

The Company will not be paying for Intermediaries to deliver to OBOs (who have not otherwise waived their right to receive proxy-related materials) copies of the proxy-related materials and related documents. Accordingly, an OBO will not receive copies of the proxy-related materials and related documents unless the OBO’s Intermediary assumes the costs of delivery.

Generally, Non-Registered Holders who have not waived the right to receive proxy-related materials (including OBOs who have made the necessary arrangements with their Intermediary for the payment of delivery and receipt of such proxy-related materials) will be sent a voting instruction form which must be completed, signed and returned by the Non-Registered Holder in accordance with the Intermediary’s directions on the voting instruction form. In some cases, such Non-Registered Holders will instead be given a proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature) which is restricted as to the number of shares beneficially owned by the Non-Registered Holder but which is otherwise not completed. This form of proxy does not need to be signed by the Non-Registered Holder, but to be used at the Meeting, needs to be properly completed and deposited with Computershare Investor Services Inc. as described under “Voting By Proxy” above.

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The purpose of these procedures is to permit Non-Registered Holders to direct the voting of the shares that they beneficially own. Should a Non-Registered Holder wish to attend and vote at the Meeting in person (or have another person attend and vote on behalf of the Non-Registered Holder), the Non-Registered Holder should insert the Non-Registered Holder’s (or such other person’s) name in the blank space provided or, in the case of a voting instruction form, follow the corresponding instructions on the form.

Non-Registered Holders should carefully follow the instructions of their Intermediaries and their service companies, including instructions regarding when and where the voting instruction form or proxy form is to be delivered.

PART 2 – VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

The authorized capital of the Company consists of an unlimited number of common shares without par value (“Common Shares”). At the close of business on the Record Date, 97,695,264 Common Shares were issued and outstanding. Each shareholder of the Company is entitled to one vote for each Common Share registered in the shareholder’s name at the close of business on the Record Date.

To the knowledge of the directors and executive officers of Avricore Health Inc., as at the date of this Circular, the following persons beneficially own, directly or indirectly, or exercise control or direction over, 10% or more of the issued and outstanding shares of each class of the Company:

Member	Number of Common Shares	Percentage of Issued Common Share Capital (of 92,681,744)
CDS & CO. (1)	93,808,225	96.02%

(1)	The beneficial owners of common shares held by depositories and brokerage firms are not known to the directors or executive officers of the Company.

As at June 16, 2022, the total number of common shares owned or controlled by management and directors of the Company and their associates or affiliates was 8,524,729 common shares, representing 8.73% of the total issued and outstanding common shares.

PART 3 - THE BUSINESS OF THE MEETING

FINANCIAL STATEMENTS

The audited financial statements of the Company for the financial years ended December 31, 2020 and December 31, 2021 will be presented to shareholders of the Company at the Meeting. They have been mailed to the shareholders of the Company who have requested to receive a copy. The Company’s audited financial statements and management’s discussion and analysis for the financial years ended December 31, 2020 and December 31, 2021 may also be accessed through the internet on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com, or copies may be obtained without charge upon request to the Company at Suite 1120 – 789 West Pender Street, Vancouver, BC V6C 1H2. You may also access the Company’s audited Financial Statements and Management’s Discussion and Analysis for the financial years ended December 31, 2020 and December 31, 2021 through the Company’s website at www.avricorehealth.com.

ELECTION OF DIRECTORS

The board of directors of the Company (the “Board”) is recommending six persons (the “Nominees”) for election at the Meeting. Each of the six persons whose name appears below is proposed by the Board to be nominated for election as a director of AVRICORE to serve until the next annual general meeting of shareholders of the Company or until the director sooner ceases to hold office. Each of the Nominees has agreed to stand for election, and the Company’s management is not aware of any intention of any of them not to do so. If, however, one or more of the Nominees should become unable or unwilling to stand for election, proxies held by the persons designated as proxyholders on the form of proxy will vote (in the absence of specifications or instructions in the form of proxy that the shares represented by the proxy are to be withheld from voting on the election of directors) for the election of the remaining nominees.

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The Company’s articles include an advance notice requirement for nominations by shareholders of the Company in certain circumstances. The advance notice requirement fixes a deadline by which holders of record of Common Shares must submit director nominations to the Secretary of the Company prior to any annual meeting of shareholders of the Company (or any special meeting of shareholders of the Company if one of the purposes for which the special meeting is called is the election of directors) and sets forth the specific information that a nominating shareholder must include in the written notice to the Secretary of the Company for a nomination to be valid, subject to the requirements of the Business Corporations Act, [SBC 2002] Chapter 57.

The following table (and notes thereto) states the name and province and country of residence of each Nominee, all offices of AVRICORE now held by the Nominee, the period of time for which the Nominee has been a director of AVRICORE and the number of Common Shares or convertible securities beneficially owned by the Nominee, directly or indirectly, or over which the Nominee exercises control or direction, as at the date hereof:

The Board recommends that you vote FOR all Nominees standing for election.

Name, province and country of residence	Current position(s) with Avricore	Director since	Number of Common Shares beneficially owned or controlled, directly or indirectly (1)	Number of convertible securities
David Hall (2) British Columbia, Canada	Director and Chairman of the Board	January 20, 2016	767,618	790,000 options 333,333 warrants

Alan Arnstein (2) Alberta, Canada	Director	April 20, 2017	Nil	250,000 options

Robert Sindelar (2) Vancouver, British Columbia Canada	Director	March 27, 2018	560,000	400,000 options

David Farnfield Toronto, Ontario, Canada	Director	June 17, 2019	620,000	375,000 options

Rodger Seccombe Vancouver, British Columbia Canada	CTO, and Director	December 8, 2020	4,311,111	1,125,000 options

Hector Bremner Vancouver, British Columbia Canada	CEO, and Director	April 2, 2020	1,350,000	1,115,000 options

Notes:

(1)	Common Shares beneficially owned, controlled or directed, directly or indirectly, is based upon information furnished to Avricore Health Inc. by the individual directors.
(2)	Member of the Audit Committee

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Set out below are the profiles of the Nominees for election at the Meeting:

David Hall, Chairman and Director. Mr. Hall is currently Chairman of RepliCel Life Sciences (“RepliCel”), a public company listed on the TSXV, Co-founder of MoodMD, past Chairman of Providence Healthcare Research Institute and a consultant to the life sciences industry. Mr. Hall served as Chief Executive Officer and President of RepliCel from 2012-2015. Prior to RepliCel, Mr. Hall consulted to the British Columbia government, companies in the pharmaceutical, biotech and e-Health industries and Non-Governmental-Organizations. Mr. Hall was a business founder, Chief Financial Officer, Chief Compliance Officer, Treasurer and Secretary of Angiotech Pharmaceuticals Inc., a company that was listed on the Toronto Stock Exchange. Mr. Hall is a past Chair and board member of Life Sciences BC and is the author of Life Sciences BC’s position papers for the BC Premier’s Competition Council Report and Conversation on Health. Mr. Hall was also a member of the BC Task Force on PharmaCare and the board of directors of Advantage BC. Mr. Hall holds an Honours degree in Economics and an Honours degree in Finance from the University of Manitoba.

Alan Arnstein, Director. Mr. Arnstein previously worked for Katz Group Canada where he oversaw the growth of the Medicine Shoppe from 28 stores to 175 stores before its successful sale to McKesson Canada. Mr. Arnstein was also actively involved in expanding the Rexall pharmacy brand across Canada, which included responsibility for acquiring and consolidating independent pharmacies under the Rexall banner. Mr. Arnstein is also actively involved in various real estate projects, including the leasing of the Ice District next to Rogers Place in downtown Edmonton, an estimated $5.5 billion project.

Robert Sindelar, Director. Dr. Sindelar is currently a professor and also Dean Emeritus in the Faculty of Pharmaceutical Sciences at the University of British Columbia (“UBC”). Dr. Sindelar is also an elected fellow of the Canadian Academy of Health Sciences, and an elected fellow of the International Pharmaceutical Federation (FIP). Currently, he serves as the Chair of the FIP “Global Pharmacy Observatory Data & Intelligence Presidential Commission working with FIP stakeholders including WHO. He is also the Head of Pharmacy and Pharmaceutical Sciences, the Athens Institute for Education and Research (Greece) which is committed to bring multiple disciplines together for collaborative innovation. He served as Vice President of Innovation, Research & Academic Affairs at Providence Health Care (PHC), President of the PHC Research Institute (with 300+ medical researchers) and Associate Dean Research in the UBC Faculty of Medicine (2013-2016). He is a founder of the Centre for Drug Research and Development (formerly CDRD, now called adMare BioInnovations), a national not-for-profit drug development and commercialization centre. Also, he has served as President of the Global Drug Commercialization Centre (GDCC)-China, and Vice President, GDCC-Worldwide (2017-2019), a translational medicine endeavor that facilitates the innovative development of healthcare initiatives.

David Farnfield, Director. Mr. Farnfield has 35 years of commodity/financial futures markets experience. He served as Vice President and Officer at George Weston Limited, the parent company of a large food manufacturing and food/pharmacy distribution business including Weston Foods, Loblaw and Shoppers Drug Mart. He has built a strong reputation for cost management innovation and systems improvements, as well as negotiating supply agreements with key stakeholders and suppliers. He is a board member of the Canadian Oilseed Industry Association a non-governmental agency.

Rodger Seccombe, Chief Technology Officer and Director. Mr. Seccombe brings over 20 years’ experience in software and technology, as well as clean energy, having developed and sold companies he as launched. This includes a leading cloud-based informatics system currently used by laboratories and instrument manufacturers. After recognizing the need for accurate point-of-care testing, Mr. Seccombe, along with his brother, developed and pioneered HealthTab™, which was acquired by Avricore Health in 2017

Hector Bremner, Chief Executive Officer and Director. Mr. Bremner previously owned and operated a boutique marketing and communication firm, TOUCH Marketing, in Vancouver from 2007 – 2013. He Joined the BC Government as Executive Assistant to the Minister of International Trade and served as Executive Assistant to the Minister of Natural Gas Development and Deputy Premier, responsible for Housing and to the Minister of Small Business. In 2015 he joined Vancouver’s Pace Group Communications as VP, Public Affairs.

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The Company’s management recommends that shareholders vote in favour of the election of management’s Nominees as directors of the Company for the ensuing year. Unless you give instructions otherwise, the Management Proxyholders intend to vote your proxy FOR the Nominees named in this Information Circular.

APPOINTMENT OF THE AUDITOR

At the Meeting, shareholders of the Company will be asked to vote for the appointment of Manning Elliott LLP , Chartered Professional Accountants, of Vancouver, British Columbia, as the Company’s auditors for the ensuing year, and to authorize the directors to fix the auditors’ remuneration. See “Part 5 – Audit Committee” below for a discussion of the past remuneration paid to the auditor. Manning Elliott LLP was first appointed as auditors of the Company on March 6, 2020.

The Company’s management recommends that shareholders vote in favour of the appointment of Manning Elliot LLP as the Company’s auditors for the ensuing year and grant the Board the authority to determine the remuneration to be paid to the auditors. Unless you give instructions otherwise, the Management Proxyholders intend to vote your proxy FOR the appointment of Manning Elliott LLP to act as the Company’s auditors until the close of its next annual general meeting and to authorize the Board to fix the remuneration to be paid to the auditors.

ANNUAL APPROVAL OF STOCK OPTION PLAN

Background

The Company’s stock option plan (the “Stock Option Plan”) was most recently approved by the shareholders of the Company at the meeting of shareholders of the Company on April 16, 2021 and subsequently accepted for filing by the TSXV. On November 24, 2021, the TSX Venture Exchange (the “Exchange”) updated their Policy 4.4 Security Based Compensation (the “Exchange Policy”). As a result, the Board determined it to be in the best interest of the Company to proceed with the approval of a new stock option plan on June 16, 2022 (the “New Plan”) to replace its current Stock Option Plan. All existing options granted under the former Stock Option Plan will continue in force, subject to the terms of the New Plan.

Under the New Plan, the maximum number of Common Shares issuable upon the exercise of all options granted under the New Plan shall not exceed ten percent (10%) of the issued and outstanding Common Shares, from time to time, provided that the number of Common Shares which may be reserved for issuance to any one individual may not exceed 5% of the issued Common Shares on a yearly basis or 2% if the optionee is engaged in investor relations activities or is a consultant. As at the date of this Information Circular, 6,600,000 options were outstanding.

During the year ended December 31, 2020, 1,730,000 options were granted, 105,000 options were exercised and 160,000 options were cancelled. The following table summarizes the details of options granted during the year ended December 31, 2020.

Date of grant	Number of Options	Exercise price	Expiry date
November 18, 2020	1,020,000	$0.08	November 18, 2025
December 8, 2020	710,000	$0.08	December 8, 2025
Total	1,730,000

During the year ended December 31, 2021, 2,840,000 options were granted, 1,666,020 options were exercised and nil options were cancelled. The following table summarizes the details of options granted during the year ended December 31, 2021.

Date of grant	Number of Options	Exercise price	Expiry date
January 28, 2021	150,000	$0.19	January 28, 2026
March 22, 2021	1,800,000	$0.25	March 22, 2026
June 21, 2021	140,000	$0.15	June 21, 2022
July 2, 2021	500,000	$0.17	July 2, 2022
September 13. 2021	250,000	$0.17	March 13, 2023
Total	2,840,000

See also “Part 7 – Other Information – Securities Authorized for Issuance Under Equity Compensation Plans”.

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Approval of Stock Option Plan:

The purpose of the New Plan is to attract and motivate directors, senior officers, employees, consultants and others providing services to the Company and its subsidiaries, and thereby advance the Company’s interests, by affording such persons with an opportunity to acquire an equity interest in the Company through the issuance of stock options. The Company is currently listed on Tier 2 of the TSXV and has adopted a “rolling” stock option plan reserving a maximum of 10% of the issued shares of the Company at the time of the stock option grant. The New Plan is required to be approved by the Shareholders each year at the Company’s Annual General Meeting.

The TSXV’s Policy 4.4 and the terms of the New Plan authorize the Board of Directors to grant stock options to optionees on the following terms:

1.	The aggregate number of shares that may be issued pursuant to options granted under the New Plan, unless otherwise approved by shareholders, may not exceed that number which is equal to 10% of the issued and outstanding shares of the Company at the time of the grant.

2.	The number of shares subject to each option will be determined by the Board of Directors, provided that the aggregate number of shares reserved for issuance pursuant to options granted to:

(a)	insiders may not exceed 10% of the issued shares of the Company in any 12 month period (unless disinterested shareholder approval has been obtained);
(b)	insiders may not exceed 10% of the issued shares of the Company at any point in time;
(c)	any one individual within a 12 month period may not exceed 5% of the number of issued and outstanding shares of the Company (unless the Company is a Tier 1 Issuer and disinterested shareholder approval has been obtained);
(d)	any one consultant during any 12 month period may not exceed 2% of the issued shares of the Company;
(e)	all persons employed to provide investor relations activities (as a group) may not exceed 2% of the issued shares of the Company during any 12 month period;

in each case calculated as at the date of grant of the option, including all other shares under option to such person at that time.

3.	The exercise price of an option may not be set at less than the minimum price permitted by the TSXV. The Company must obtain disinterested shareholder approval of any decrease in the exercise price of, or extension of the term of, any stock options granted to individuals who are insiders at the time of the proposed amendment.

4.	Options may be exercisable for a period of up to ten years from the date of grant.

5.	The options are non-assignable and non-transferable. The options can only be exercised by the optionee as long as the optionee remains an eligible optionee pursuant to the New Plan or within a period of not more than 30 days after ceasing to be an eligible optionee or, if the optionee dies, within one year from the date of the optionee’s death.

6.	Options granted to consultants engaged to perform investor relations activities must be subject to a vesting requirement, whereby such options will vest over a period of not less than 12 months, with a maximum of 25% vesting in any 3 month period.

7.	The Board of Directors will have the right to accelerate the date on which any option, other than an option granted in respect of consultants engaged to perform investor relations activities., becomes exercisable.

The Company’s New Plan terminates upon the termination of all outstanding plan awards unless previously terminated by the Board of Directors. Upon such Plan termination, all outstanding plan awards shall thereafter continue to have force and effect in accordance with the provisions of the documents evidencing such plan awards.

A copy of the New Plan may be inspected at the office of the Company, Suite 1120 – 789 West Pender Street, Vancouver, BC, V6C 1H2 during normal business hours at any time up to the Meeting and at the Meeting. In addition, a copy of the New Plan will be mailed, free of charge, to any holder of common shares who requests a copy, in writing, from the Company at the address above.

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Notice of options granted under the New Plan must be given to the TSXV on a monthly basis. Any amendments to the Plan must also be approved by the TSXV and, if necessary, by the shareholders of the Company prior to becoming effective.

Accordingly, Shareholders will be asked to pass an ordinary resolution, in substantially the following form, to re-approve for the ensuing year, the Company’s Stock Option Plan:

“BE IT RESOLVED, as an ordinary resolution, that:

A)	the Company’s New Plan, as described in the Company’s Information Circular dated June 16, 2022 and the grant of options thereunder in accordance therewith, be and is hereby approved, ratified and confirmed;

B)	The Company’s New Plan shall terminate upon the termination of all outstanding plan unless earlier terminated by the Board of Directors. Upon such New Plan termination, all outstanding plan awards shall thereafter continue to have force and effect in accordance with the provisions of the documents evidencing such plan awards.”

PART 4 – EXECUTIVE COMPENSATION

STATEMENT OF EXECUTIVE COMPENSATION

Pursuant to applicable securities legislation and in accordance with Form 51-102F6V – Statement of Executive Compensation – Venture Issuers, AVRICORE is providing a summary of all annual and long-term compensation for services in all capacities to AVRICORE and its subsidiaries in respect of any individual who served as: (a) the Company’s chief executive officer (the “CEO”), including an individual performing functions similar to a chief executive officer, during any part of the financial years ended December 31, 2020 and December 31, 2021; (b) the Company’s chief financial officer (the “CFO”), including an individual performing functions similar to a chief financial officer, during any part of the financial years ended December 31, 2020 and December 31, 2021; (c) AVRICORE’s three other most highly compensated executive officers, if any, whose individual total compensation for the financial years ended December 31, 2020 and December 31, 2021 exceeded $150,000; and (d) any individual who would have satisfied these criteria but for the fact that the individual was not serving as an executive officer of AVRICORE or its subsidiaries, nor acting in a similar capacity, at the end of the financial years ended December 31, 2020 and December 31, 2021 (the “Named Executive Officers” or “NEOs”).

During the financial years ended December 31, 2020 and December 31, 2021, the following individuals were the NEOs of AVRICORE:

●	Hector Bremner, CEO (appointment effective April 2, 2020)

●	Bob Sukhwinder S. Rai, CEO (appointment effective January 27, 2017 and ceased effective April 2, 2020);

●	Bob Sukhwinder S. Rai, President (appointment effective April 2, 2020 and ceased effective December 7, 2020);

●	Kiki Smith, CFO (appointment effective August 6, 2019)

DIRECTOR AND NAMED EXECUTIVE OFFICER COMPENSATION

Oversight and Description of Director and Named Executive Officer Compensation

NEO Compensation

The principal objective of the Company’s compensation policy is to attract and retain key executive officers that are considered critical to the growth and success of AVRICORE. The Company’s compensation committee (the “Compensation Committee”), in consultation with AVRICORE’s executive officers, periodically reviews and makes recommendations to the Board in respect of compensation paid to AVRICORE’s directors and executive officers, including salary, incentive and other compensation levels. Presently, the Company relies on discussions of the Board and the Compensation Committee without any formal objectives, criteria and analysis in determining compensation, which generally consists of base salary and grants of stock option awards under the Stock Option Plan. The Company does not assess its compensation through benchmarks or peer groups at this time.

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Elements of Compensation

Under the Company’s compensation structure, compensation for executive officers may consist of:

Base Salary. Base salary is currently the foundation of AVRICORE’s compensation policy and is intended to compensate competitively based on the past experience of the executive, while taking into consideration AVRICORE’s current level of development. The desire is for base salary to be high enough to secure exceptional executives that can further the annual and long-term objectives of the Company, while at the same time not being excessive with a view to AVRICORE’s available cash resources. The Compensation Committee reviews salary levels periodically and may recommend adjustments to the Board, if warranted, as a result of competitive positioning, the stage of development of the Company or an increase in responsibilities assumed by an executive.

Stock Options. The Board may also grant stock options under the Stock Option Plan as part of an executive’s compensation package. The primary objective of making stock option grants is to encourage executive officers to acquire an ownership interest in the Company over a period of time, thus better aligning the interests of executive officers with the interests of shareholders of the Company, and thereby discouraging excessive risk taking. Additionally, awards may be granted to help enhance the overall competitiveness of an executive’s compensation package, where necessary, while helping maintain AVRICORE’s available cash resources.

The Company considers various factors when determining the number of awards to be granted to specific individuals, including the level of responsibility and base salary level associated with the position held by such individual. The Compensation Committee periodically submits to the Board for approval its recommendations in respect of the number of stock options to be granted to specific individuals. When determining possible future stock option grants, the Board considers past grants. The Company uses the Black-Scholes model to determine the fair value of stock options on the date of grant.

Bonus. From time to time, the Board may grant bonus awards to members of the Company’s management, in the form of cash or Common Shares, in light of the Company’s accomplishments of certain milestones or achievements and the member’s level of involvement in accomplishing such milestones or achievements.

Director Compensation

The Company has implemented a directors’ compensation policy, pursuant to which directors are compensated by AVRICORE for their services in their capacity as directors, for committee participation and involvement in special assignments and for services as consultants or experts. The directors are also reimbursed for reasonable expenses incurred in connection with their services as directors and are eligible for the grant of stock options under the Stock Option Plan.

DIRECTOR AND NAMED EXECUTIVE OFFICER COMPENSATION, EXCLUDING COMPENSATION SECURITIES

The following table (and notes thereto) sets forth all compensation paid, payable, awarded, granted, given or otherwise provided, directly or indirectly, by AVRICORE or its subsidiaries to each NEO and director of the Company, in any capacity, including, for greater certainty, all plan and non-plan compensation, direct and indirect pay, remuneration, economic or financial award, reward, benefit, gift or perquisite paid, payable, awarded, granted, given or otherwise provided to a NEO or a director of the Company for services provided and for services to be provided, directly or indirectly, to AVRICORE or its subsidiaries for each of the Company’s two most recently completed financial years.

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Name and position	Year	Salary, consulting fee, retainer or commission ($)	Bonus ($)	Committee or meeting fees ($)	Value of perquisites ($)	Value of all other compensation ($)	Total compensation ($)
David Hall Chairman and Director	2021	Nil	Nil	Nil	Nil	16,876	16,876
	2020	Nil	Nil	Nil	Nil	Nil	Nil
	2019	Nil	Nil	Nil	Nil	3,726	3,726

Hector Bremner CEO and Director	2021	150,000	35,000	Nil	Nil	73,130	258,130
	2020	150,000	Nil	Nil	Nil	34,857	184,857
	2019	76,250	Nil	Nil	Nil	2,031	78,281

Alan Arnstein Director	2021	Nil	Nil	Nil	Nil	16,876	16,876
	2020	Nil	Nil	Nil	Nil	Nil	Nil
	2019	Nil	Nil	Nil	Nil	1,989	1,989

David Farnfield Director	2021	Nil	Nil	Nil	Nil	16,876	16,876
	2020	Nil	Nil	Nil	Nil	Nil	Nil
	2019	Nil	Nil	Nil	Nil	4,062	4,062

Dr. Robert Sindelar Director	2021	Nil	Nil	Nil	Nil	16,876	16,876
	2020	Nil	Nil	Nil	Nil	Nil	Nil
	2019	Nil	Nil	Nil	Nil	3,073	3,073

Kiki Smith CFO	2021	120,000	30,000	Nil	Nil	50,629	200,629
	2020	120,000	Nil	Nil	Nil	14,640	134,640
	2019	25,000	Nil	Nil	Nil	1,422	26,422

Bob Sukhwinder S. Rai(1) Former CEO, President and Director	2021	N/A	N/A	N/A	N/A	N/A	N/A
	2020	120,000	Nil	Nil	Nil	Nil	120,000
	2019	143,750	Nil	Nil	Nil	23,224	166,974

Sherif Guorgui(2) Former Director	2021	N/A	N/A	N/A	N/A	N/A	N/A
	2020	N/A	N/A	N/A	N/A	N/A	N/A
	2019	Nil	Nil	Nil	Nil	1,922	1,922

Zula Kropivnitski(3) Former CFO	2021	N/A	N/A	N/A	N/A	N/A	N/A
	2020	N/A	N/A	N/A	N/A	N/A	N/A
	2019	39,355	Nil	Nil	Nil	Nil	39,355

Kevin Strong (4) Former CFO	2021	N/A	N/A	N/A	N/A	N/A	N/A
	2020	N/A	N/A	N/A	N/A	N/A	N/A
	2019	Nil	Nil	Nil	Nil	Nil	Nil

Notes:

(1)	Mr. Rai was appointed as CEO effective January 27, 2017 and resigned as CEO on April 2, 2020. Mr. Rai was appointed as President effective April 2, 2020 and resigned as President and Director on December 7, 2020.
(2)	Mr. Guorgui was appointed as a director of the Company effective July 6, 2017 and resigned effective June 18, 2019.
(3)	Ms. Kropivnitski was appointed as CFO of the Company effective September 17, 2018 and resigned effective May 23, 2019.
(4)	Mr. Strong was appointed as CFO of the Company effective May 23, 2019 and resigned effective August 1, 2019.

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STOCK OPTIONS

The following table (and notes thereto) sets out all compensation securities granted or issued to each NEO and director of the Company by AVRICORE or any of its subsidiaries for the financial years ended December 31, 2019, for services provided or to be provided, directly or indirectly, to AVRICORE or any if its subsidiaries.

Name and Position	Type of Compensation Security	Number of compensation securities, number of underlying securities (1)	% of class (2)	Date of issue or grant	Issue, conversion or exercise price ($)	Closing price of security or underlying security on date of grant ($)	Closing price of security or underlying security at December 29, 2019 ($)	Expiry date
Alan Arnstein	Stock Options	35,000	0.67%	April 1, 2019	0.06	0.06	0.03	April 1, 2024
		10,000	0.19%	October 15, 2019	0.05	0.05	0.03	October 15, 2024

Bob Sukhwinder S. Rai	Stock Options	400,000	7.63%	April 1, 2019	0.06	0.06	0.03	April 1, 2024
		150,000	2.86%	October 15, 2019	0.05	0.05	0.03	October 15, 2024

David Farnfield	Stock Options	300,000	5.72%	October 15, 2019	0.05	0.05	0.03	October 15, 2024

David Hall	Stock Options	55,000	1.05%	April 1, 2019	0.06	0.06	0.03	April 1, 2024
		60,000	1.14%	October 15, 2019	0.05	0.05	0.03	October 15, 2024

Hector Bremmer	Stock Options	140,000	2.67%	January 24, 2019	0.08	0.08	0.03	January 24, 2024
		150,000	2.86%	October 15, 2019	0.05	0.05	0.03	October 15, 2024

Kiki Smith	Stock Options	105,000	2.00%	October 15, 2019	0.05	0.05	0.03	October 15, 2024
		90,000	1.72%	October 15, 2019	0.05	0.05	0.03	October 15, 2024

Robert Sindelar	Stock Options	35,000	0.67%	April 1, 2019	0.06	0.06	0.03	April 1, 2024

Rodger Seccombe	Stock Options	650,000	12.40%	October 15, 2019	0.05	0.05	0.03	October 15, 2024

Notes:

(1)	Each stock option entitles the holder thereof to acquire, upon exercise, one Common Share.

(2)	Percentage of class based on an aggregate of 5,241,072 stock options outstanding as at December 31, 2019

The following table (and notes thereto) sets out all compensation securities granted or issued to each NEO and director of the Company by AVRICORE or any of its subsidiaries for the financial years ended December 31, 2020, for services provided or to be provided, directly or indirectly, to AVRICORE or any if its subsidiaries.

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Name and Position	Type of Compensation Security	Number of compensation securities, number of underlying securities (1)	% of class (2)	Date of issue or grant	Issue, conversion or exercise price ($)	Closing price of security or underlying security on date of grant ($)	Closing price of security or underlying security at December 29, 2020 ($)	Expiry date
Alan Arnstein	Stock Options	Nil	N/A	N/A	N/A	N/A	N/A	N/A
Bob Sukhwinder S. Rai	Stock Options	Nil	N/A	N/A	N/A	N/A	N/A	N/A
David Farnfield	Stock Options	Nil	N/A	N/A	N/A	N/A	N/A	N/A
David Hall	Stock Options	Nil	N/A	N/A	N/A	N/A	N/A	N/A
Hector Bremmer	Stock Options	500,000	7.46%	December 8, 2020	0.08	0.08	0.095	December 8, 2025
Kiki Smith	Stock Options	210,000	3.13%	December 8, 2020	0.08	0.08	0.095	December 8, 2025
Robert Sindelar	Stock Options	Nil	N/A	N/A	N/A	N/A	N/A	N/A
Rodger Seccombe	Stock Options	Nil	N/A	N/A	N/A	N/A	N/A	N/A

Notes:

(3)	Each stock option entitles the holder thereof to acquire, upon exercise, one Common Share.

(4)	Percentage of class based on an aggregate of 6,706,072 stock options outstanding as at December 31, 2020.

The following table (and notes thereto) sets out all compensation securities granted or issued to each NEO and director of the Company by AVRICORE or any of its subsidiaries for the financial years ended December 31, 2021 for services provided or to be provided, directly or indirectly, to AVRICORE or any if its subsidiaries.

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Name and Position	Type of Compensation Security	Number of compensation securities, number of underlying securities (1)	% of class (2)	Date of issue or grant	Issue, conversion or exercise price ($)	Closing price of security or underlying security on date of grant ($)	Closing price of security or underlying security at December 29, 2021 ($)	Expiry date
Alan Arnstein	Stock Options	75,000	0.95%	March 22, 2021	0.25	0.25	0.16	March 22, 2025
Bob Sukhwinder S. Rai	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
David Farnfield	Stock Options	75,000	0.95%	March 22, 2021	0.25	0.25	0.16	March 22, 2025
David Hall	Stock Options	75,000	0.95%	March 22, 2021	0.25	0.25	0.16	March 22, 2025
Hector Bremmer	Stock Options	325,000	4.12%	March 22, 2021	0.25	0.25	0.16	March 22, 2025
Kiki Smith	Stock Options	225,000	2.85%	March 22, 2021	0.25	0.25	0.16	March 22, 2025
Robert Sindelar	Stock Options	75,000	0.95%	March 22, 2021	0.25	0.25	0.16	March 22, 2025
Rodger Seccombe	Stock Options	325,000	4.12%	March 22, 2021	0.25	0.25	0.16	March 22, 2025

Notes:

(5)	Each stock option entitles the holder thereof to acquire, upon exercise, one Common Share.

(6)	Percentage of class based on an aggregate of 7,880,052 stock options outstanding as at December 31, 2021.

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EXERCISE OF COMPENSATION SECURITIES BY DIRECTORS AND NEOS

The following table sets out all compensation securities exercised each NEO and director of the Company for the financial year ended December 31, 2020.

Name and position	Type of compensation security	Number of compensation securities, exercised	Date of exercise	Issue, conversion or exercise price ($)	Proceeds ($)	Closing price of security or underlying security at December 29, 2020 ($)	Expiry date
Kiki Smith, CFO	Stock Options	105,000	October 2, 2020	$0.05	5,250	0.095	October 15, 2024

The following table sets out all compensation securities exercised each NEO and director of the Company for the financial year ended December 31, 2021.

Name and position	Type of compensation security	Number of compensation securities, exercised	Date of exercise	Issue, conversion or exercise price ($)	Proceeds ($)	Closing price of security or underlying security at December 29, 2021 ($)	Expiry date
Alan Arnstein, Director	Stock options	35,000	February 8, 2021	$0.06	2,100	0.16	April 1, 2024
Alan Arnstein, Director	Stock options	10,000	February 8, 2021	$0.05	500	0.16	October 15, 2024

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STOCK OPTION PLANS AND OTHER INCENTIVE PLANS

Stock options are granted pursuant to the Company’s Stock Option Plan (the “Plan”) to provide an incentive to the directors, officers, employees and consultants of the Company to achieve the longer-term objectives of the Company; to give suitable recognition to the ability and industry of such persons who contribute materially to the success of the Company; and to attract and retain persons of experience and ability, by providing them with the opportunity to acquire an increased proprietary interest in the Company. Previous grants of incentive stock options are taken into account when considering new grants.

Implementation of a new incentive stock option plan and amendments to the existing stock option plan are the responsibility of the Company’s Board of Directors.

EMPLOYMENT, CONSULTING AND MANAGEMENT AGREEMENTS

Pursuant to an employment agreement between Mr. Rai and the Company, dated for reference January 27, 2017 (the “Rai Agreement”), Mr. Rai was employed as the Chief Executive Officer of the Company for a monthly fee of $12,500 plus reimbursement of all out-of-pocket expenses incurred on behalf of the Company to a maximum of $1,000 per month, plus reimbursement of $1,000 per month towards vehicle leasing or finance costs, maintenance costs, and gas expenses, plus $80 per month toward mobile phone expenses. On November 16, 2018 the employment agreement was terminated and the Company entered into a consulting agreement between Mr. Rai’s personal corporation and the Company dated for reference November 16, 2018 (the “Consulting Agreement”). The consulting agreement provided for Mr. Rai to be paid a monthly fee of $12,500 plus applicable taxes plus reimbursement of all out-of-pocket expenses incurred on behalf of the Company to a maximum of $1,000 per month, plus reimbursement of $1,000 per month towards vehicle leasing or finance costs, maintenance costs, and gas expenses, plus $80 per month toward mobile phone expenses. Mr. Rai resigned as CEO on October 15, 2019, remaining as President until his resignation on December 8, 2020.

The Company does not presently have any written agreements for employment, consulting or management services except as noted below under “External Management Companies”.

EXTERNAL MANAGEMENT COMPANIES

Pursuant to a Consulting Agreement dated August 5, 2019, the Company has engaged KSI CPA Inc. to provide CFO, corporate secretary, controller and bookkeeping services for a monthly fee of $10,000 per month.

PENSION DISCLOSURE

The Company does not provide pension benefits to the NEOs or directors of the Company.

PART 5 - AUDIT COMMITTEE

AUDIT COMMITTEE CHARTER

The text of the Company’s Audit Committee Charter is attached as Schedule “A” to this Information Circular.

COMPOSITION OF AUDIT COMMITTEE

Messrs. Sindelar, Hall and Arnstein are members of the Company’s Audit Committee. At present, all of the Audit Committee members are considered “independent” as that term is defined in applicable securities legislation. All of the Audit Committee members are considered by the Board to be financially literate within the meaning set forth in National Instrument 52-110 – Audit Committees (“NI 52-110”). In addition, Mr. Hall has knowledge of the role of an audit committee of reporting companies from his years of experience as a director of public companies other than the Company. See Part 6 – Corporate Governance – Directorships in Other Public Companies.

RELEVANT EDUCATION AND EXPERIENCE

The education and experience of each member of the Audit Committee which is relevant to the performance of his responsibilities as an Audit Committee member, including education or experience that would provide the member with an understanding of accounting principles used by the Company to prepare its financial statements, the ability to assess the general application of such accounting principles in connection with the accounting for estimates, accruals and provisions, experience preparing, auditing, analyzing or evaluating financial statements and an understanding of internal controls and procedures for financial reporting is set forth below.

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Robert Sindelar

Dr. Sindelar is currently a professor in the Faculty of Pharmaceutical Sciences at UBC and the advisor of external relations to the Centre for Health Evaluation & Outcomes Sciences, jointly affiliated with Providence Health Care and UBC. Dr. Sindelar is also an elected fellow of the International Pharmaceutical Federation, Chair of the Global Pharmacy Observatory Advisory Board of the International Pharmaceutical Federation, part-time President of the Global Drug Commercialization Centre (GDCC) in Chengdu, China, part-time Vice President of GDCC Worldwide, and a Member of the External Advisory Board of Trinity College Dublin, School of Pharmacy and Pharmaceutical Sciences. Previously, Dr. Sindelar was Dean of the Faculty of Pharmaceutical Sciences at UBC, past President of the Providence Health Care Research Institute, and former Vice President of Research and Academic Affairs at Providence Health Care.

David Hall

Mr. Hall is currently Chairman of RepliCel, a public company listed on the TSXV, Chairman of Providence Healthcare Research Institute and a consultant to the life sciences industry. Mr. Hall served as Chief Executive Officer and President of RepliCel from 2012-2015. Prior to RepliCel, Mr. Hall consulted to the British Columbia government, companies in the pharmaceutical, biotech and e-Health industries and Non-Governmental-Organizations. Mr. Hall was a business founder, Chief Financial Officer, Chief Compliance Officer, Treasurer and Secretary of Angiotech Pharmaceuticals Inc., a company that was listed on the Toronto Stock Exchange. Mr. Hall is a past Chair and board member of Life Sciences BC. Mr. Hall was also a member of the BC Task Force on PharmaCare and serves on the board of directors of Advantage BC. Mr. Hall holds an Honours degree in Economics and an Honours degree in Finance from the University of Manitoba.

Alan Arnstein

Mr. Arnstein previously worked for Katz Group Canada where he oversaw the growth of the Medicine Shoppe from 28 stores to 175 stores before its successful sale to McKesson Canada. Mr. Arnstein was also actively involved in expanding the Rexall pharmacy brand across Canada, which included responsibility for acquiring and consolidating independent pharmacies under the Rexall banner. Mr. Arnstein is also actively involved in various real estate projects, including the leasing of the Ice District next to Rogers Place in downtown Edmonton, an estimated $5.5 billion project.

AUDIT COMMITTEE OVERSIGHT

At no time since the commencement of the Company’s most recently completed financial year was a recommendation of the Audit Committee to nominate or compensate an external auditor not adopted by the Board.

RELIANCE ON CERTAIN EXEMPTIONS

At no time since the commencement of the Company’s most recently completed financial year ended December 31, 2019 has the Company relied on the exemption in Section 2.4 of NI 52-110 - Audit Committees, or an exemption from NI 52-110, in whole or in part, granted under Part 8 of NI 52-110.

As the Company is a “Venture Issuer” pursuant to relevant securities legislation, the Company is relying on the exemption in Section 6.1 of NI 52-110 from the requirement of Parts 5 (Reporting Obligations) of NI 52-110.

PRE-APPROVAL POLICIES AND PROCEDURES FOR NON-AUDIT SERVICES

The Audit Committee has adopted specific policies and procedures for the engagement of non-audit services as described in the Company’s Audit Committee Charter attached as Schedule “A” to this Information Circular.

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EXTERNAL AUDITOR SERVICE FEES

The fees paid by the Company to its auditors in each of the last two financial years, by category, are as follows:

Auditor	Financial Year Ending	Audit Fees(1)	Audit Related Fees(2)	Tax Fees(3)	All Other Fees(4)
Manning Elliott LLP(6)	2021	$29,500	Nil	Nil	$4,000
Manning Elliott LLP(6)	2020	$30,000	Nil	Nil	Nil
Manning Elliott LLP(6)	2019	$26,000	Nil	Nil	Nil
Davidson & Company LLP(5)	2020	Nil	Nil	Nil	$759
Davidson & Company LLP(5)	2019	Nil	Nil	Nil	$759

Notes:

(1)	“Audit Fees” include fees necessary to perform the annual audit and quarterly reviews of the Company’s consolidated financial statements. Audit Fees include fees for review of tax provisions and for accounting consultations on matters reflected in the financial statements. Audit Fees also include audit or other attest services required by legislation or regulation, such as comfort letters, consents, reviews of securities filings and statutory audits.
(2)	“Audit-Related Fees” include fees for services that are traditionally performed by the auditors. These audit-related services include employee benefit audits, due diligence assistance, accounting consultations on proposed transactions, internal control reviews and audit or attest services not required by legislation or regulation.
(3)	“Tax Fees” include fees for all tax services other than those included in “Audit Fees” and “Audit-Related Fees”. This category includes fees for tax compliance, tax planning and tax advice. Tax planning and tax advice includes assistance with tax audits and appeals, tax advice related to mergers and acquisitions, and requests for rulings or technical advice from tax authorities.
(4)	“All Other Fees” include all other non-audit services.
(5)	Davidson & Company LLP was appointed the Company’s auditors from February 22, 2018 to April 2, 2020.
(6)	Manning Elliott LLP was appointed the Company’s auditors effective April 2, 2020.

PART 6 - CORPORATE GOVERNANCE

COMPOSITION OF THE BOARD OF DIRECTORS

The Company’s Board facilitates its exercise of independent supervision over the Company’s management by ensuring that the Board is composed of at least one director that is independent of management. The Board, at present, is composed of six directors, four of whom are not executive officers of the Company and are considered to be “independent”, as that term is defined in applicable securities legislation. In determining whether a director is independent, the Board chiefly considers whether the director has a relationship which could or could be perceived to interfere with the director’s ability to objectively assess the performance of the Company’s management. Messrs. Hall, who is the Chairman of the Board, Arnstein, Sindelar and Farnfield are considered to be “independent” as that term is defined in applicable securities legislation. Mr. Bremner is not considered independent by virtue of his office as Chief Executive Officer of the Company. Mr. Seccombe is not considered independent by virtue of his office as Chief Technology Officer of the Company.

The Board is responsible for approving long-term strategic plans and annual operating plans and budgets recommended by the Company’s management. Board consideration and approval is also required for material contracts and business transactions, and all debt and equity financing transactions.

The Board delegates to the Company’s management the responsibility for meeting defined corporate objectives, implementing approved strategic and operating plans, carrying on the Company’s business in the ordinary course, managing the Company’s cash flow, evaluating new business opportunities, recruiting staff and complying with applicable regulatory requirements. The Board also looks to the Company’s management to furnish recommendations respecting corporate objectives, long-term strategic plans and annual operating plans.

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DIRECTORSHIPS IN OTHER PUBLIC COMPANIES

Certain of the Nominees are also directors of other reporting issuers (or equivalent) in a jurisdiction or a foreign jurisdiction as follows:

Name of Director	Other reporting issuer (or equivalent in a foreign jurisdiction)
David Hall	RepliCel Life Sciences Inc.
Hector Bremner	N/A
Alan Arnstein	N/A
Robert Sindelar	N/A
David Farnfield	N/A
Rodger Seccombe	N/A

ORIENTATION AND CONTINUING EDUCATION

Given the relatively small composition of the Board since incorporation, the Company has not yet developed an official orientation or training program for new directors. As required, new directors will have the opportunity to become familiar with the Company and its business by meeting with the other directors and with officers and employees. Orientation activities will be tailored to the particular needs and experience of each director and the overall needs of the board.

ETHICAL BUSINESS CONDUCT

The Board monitors the ethical conduct of the Company and its management and ensures that it complies with applicable legal and regulatory requirements, such as those of relevant securities commissions and stock exchanges. The Board has found that the fiduciary duties placed on individual directors by our governing corporate legislation and the common law, as well as the restrictions placed by applicable corporate legislation on the individual director’s participation in decisions of the Board in which the director has an interest, have been sufficient to ensure that the Board operates independently of the Company’s management and in the best interests of the Company.

NOMINATION OF DIRECTORS

The Company has not yet implemented a nominating committee. Accordingly, the Board, as a whole, is responsible for considering the Board’s size and the number of directors to recommend to the shareholders of the Company for election at annual meetings of shareholders, taking into account the number of directors required to carry out the Board’s duties effectively, and to maintain a majority of independent directors and a diversity of view and experience. The Board as a whole is also responsible for identifying new candidates to join the Board.

COMPENSATION OF DIRECTORS AND CHIEF EXECUTIVE OFFICER

The Board and the Compensation Committee have the responsibility for determining compensation for the directors and senior management of the Company.

To determine compensation payable, the Board and the Compensation Committee review compensation paid to directors and CEOs of companies of similar size and stage of development in the same industry and determines an appropriate compensation reflecting the need to provide incentive and compensation for the time and effort expended by the directors and senior management of the Company while taking into account the financial and other resources of the Company. In setting the compensation, the Board and the Compensation Committee annually review the performance of the CEO in light of the Company’s objectives and considers other factors that may have impacted the success of the Company in achieving its objectives. For further discussion on executive officer compensation please see “Part 4 – Executive Compensation – Oversight and Description of Director and Named Executive Officer Compensation”.

The Company’s directors are not currently paid a fee for their services as directors (see “Part 4 – Executive Compensation – Compensation of Directors”).

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COMMITTEES OF THE BOARD OF DIRECTORS

The Company currently only has the Audit Committee, which is comprised of Messrs. Sindelar, Arnstein and Hall.

ASSESSMENTS

The Board has not, as yet, established procedures to formally review the contributions of individual directors. At this point, the directors believe that the Board’s current size facilitates informal discussion and evaluation of members’ contributions within that framework.

PART 7 - OTHER INFORMATION

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

As of December 31, 2020 and December 31, 2021, the Company’s Stock Option Plan was the only equity compensation plan under which securities were authorized for issuance. The following table (and note thereto) sets out securities authorized for issuance under the Stock Option Plan.

Plan category	Number of securities(1) to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
As at December 31, 2020: Equity compensation plans approved by securityholders	6,706,072	$0.08	273,486
As at December 31, 2021: Equity compensation plans approved by securityholders	7,880,052	$0.13	1,876,374

Notes:

(1)	Underlying securities are Common Shares in the capital of the Company.

Please see “Part 4 – Executive Compensation – Stock Option Plans and Other Incentive Plans” for details on the Stock Option Plan.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

Since the beginning of the most recently completed financial years ended December 31, 2020 and December 31, 2021 and as at the date of this Information Circular, no director, executive officer or employee or former director, executive officer or employee of the Company, nor any nominee for election as a director of the Company, nor any associate of any such person, was indebted to the Company; nor was any indebtedness to another entity the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company.

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

None of the directors or executive officers of the Company, no proposed nominee for election as a director of the Company, none of the persons who have been directors or executive officers of the Company since the commencement of the Company’s last completed financial year, none of the other insiders of the Company and no associate or affiliate of any of the foregoing persons has any substantial interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting other than the election of the directors.

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INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

An informed person is one who, generally speaking, is a director or executive officer or a 10% shareholder of the Company. To the knowledge of the Company’s management, no informed person or nominee for election as a director of the Company or any associate or affiliate of any informed person or proposed director has any interest in any transaction which has materially affected or would materially affect the Company or its subsidiary during the financial years ended December 31, 2020 and December 31, 2021, or has any interest in any material transactions in the current year other than as set out herein.

MANAGEMENT CONTRACTS

The Company has no management agreements or arrangements under which the management functions of the Company are performed other than by the Company’s directors and executive officers.

PENALTIES AND SANCTIONS

As at the date of this Information Circular no proposed nominee for election as a director of the Company (nor any of his or her personal holding companies) has been subject to:

(a)	any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)	any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable shareholder in deciding whether to vote for a proposed director.

CORPORATE CEASE TRADE ORDERS AND BANKRUPTCIES

As at the date of this Information Circular no proposed nominee for election as a director of the Company is, or has been, within 10 years before the date of this Information Circular:

1.	a director, chief executive officer or chief financial officer of any company (including the Company and any personal holding company of the proposed director) that, while that person was acting in that capacity:

(a)	was subject to a cease trade order (including any management cease trade order which applied to directors or executive officers of a company, whether or not the person is named in the order) or an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days (an “Order”); or

(b)	was subject to an Order that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer; or

2.	a director or executive officer of any company (including the Company and any personal holding company of the proposed director) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

PERSONAL BANKRUPTCY

No proposed nominee for election as a director of the Company has, within the ten years before the date of this Information Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director.

OTHER MATTERS

The Company’s management is not aware of any other matters to come before the Meeting other than as set forth in the Notice of Meeting that accompanies this Information Circular. If any other matter properly comes before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares represented thereby in accordance with their best judgment on such matter.

ADDITIONAL INFORMATION

No person has been authorized to give any information or to make any representation other than as contained in this Information Circular in connection with the solicitation of proxies. If given or made, such information or representations must not be relied upon as having been authorized by AVRICORE. The delivery of this Information Circular shall not create, under any circumstances, any implication that there has been no change in the information set forth herein since the date of this Information Circular. This Information Circular does not constitute the solicitation of a proxy by anyone in any jurisdiction in which such solicitation is not authorized, or in which the person making such solicitation is not qualified to do so, or to anyone to whom it is unlawful to make such an offer of solicitation.

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Financial information about the Company is included in the Company’s financial statements and management’s discussion and analysis for the financial years ended December 31, 2020 and December 31, 2021, which have been electronically filed with regulators and are available through the Internet on SEDAR at www.sedar.com. Copies may be obtained without charge upon request to the Company at Suite 1120 – 789 West Pender Street, Vancouver, British Columbia V6C 1H2; or by telephone at (778) 968-1176. You may also access the Company’s public disclosure documents through the Internet on SEDAR at www.sedar.com.

BOARD APPROVAL

The Board has approved the contents and the delivery of this Information Circular to the shareholders of the Company.

DATED at Vancouver, British Columbia, this 16th day of June, 2022.

BY ORDER OF THE BOARD OF DIRECTORS OF
AVRICORE HEALTH INC.

David Hall

Chairman of the Board of Directors

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SCHEDULE “A”

AUDIT COMMITTEE CHARTER

The Audit Committee (the “Committee”) is a committee of the Board of Directors (the “Board”) of Avricore Health Inc., (the “Company”), designed to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the adequacy of the Company’s internal controls, (3) the independence and performance of the Company’s external auditor, and (4) conflict of interest transactions.

I. ROLES AND RESPONSIBILITIES

A. Maintenance of Charter. The Committee shall review and reassess the adequacy of this formal written Charter on at least an annual basis.

B. Financial Reporting. The Committee shall review and make recommendations to the Board regarding the adequacy of the Company’s financial statements and compliance of such statements with financial standards. In particular, and without limiting such responsibilities, the Committee shall:

With respect to the Annual Audited Financial Statements:

●	Review and discuss with management and with the Company’s external auditor the Company’s audited financial statements, management discussion and analysis (“MD&A”) and news releases regarding annual financial results before the Company publicly discloses this information.

●	Review an analysis prepared by management and the external auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company’s audited financial statements.

●	Discuss with the external auditor the matters required to be discussed by National Instrument 52-107 Acceptable Accounting Principles, Auditing Standards and Reporting Currencies (as may be modified or supplemented) relating to the conduct of the audit.

●	Based on the foregoing, indicate to the Board whether the Committee recommends that the audited financial statements be included in the Company’s Annual Report.

With respect to Interim Unaudited Financial Statements:

●	Review and discuss with management the Company’s interim unaudited financial statements, MD&A and news releases regarding interim financial results before the Company publicly discloses this information. The review may be conducted through a designated representative member of the Committee.

●	Approve interim unaudited financial statements and interim MD&A on behalf of the Board. Generally

●	Be satisfied that adequate procedures are in place for the review of the Company’s public disclosure of financial information extracted or derived from the Company’s financial statements, and annually assess the adequacy of those procedures.

C. Internal Controls. The Committee shall evaluate and report to the Board regarding the adequacy of the Company’s financial controls. In particular, the Committee shall:

●	Ensure that the external auditor is aware that the Committee is to be informed of all control problems identified.

●	Review with the Company’s counsel legal matters that may have a material impact on the financial statements.

●	Review the effectiveness of systems for monitoring compliance with laws, regulations and instruments relating to financial reporting.

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●	Receive periodic updates from management, legal counsel, and the external auditor concerning financial compliance.

●	Establish procedures for:

(i)	the receipt, retention and treatment of complaints received by the Company from officers, employees and others regarding accounting, internal accounting controls, or auditing matters and questionable practices relating thereto; and

(ii)	the confidential, anonymous submission by officers or employees of the Company or others or concerns regarding questionable accounting or auditing matters.

D. Relationship with External Auditor. The Committee shall:

●	Interview, evaluate, and make recommendations to the Board with respect to the nomination and retention of, or replacement of, the external auditor.

●	Ensure receipt from external auditor of a formal written statement delineating all relationships between the external auditor and the Company.

●	Ensure that the external auditor is in good standing with the Canadian Public Accountability Board (“CPAB”) and enquire if there are any sanctions imposed by the CPAB on the external auditor.

●	Ensure that the external auditor meets the rotation requirements for partners and staff on the Company’s audits.

●	Actively engage in a dialogue with the external auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the external auditor.

●	Take, or recommend that the Board take, appropriate action to oversee the independence of the external auditor.

●	Review and approve the compensation to be paid to the external auditor.

●	Oversee the work of the external auditor engaged for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Company.

●	Review and resolve disagreements between management and the external auditor regarding financial reporting.

●	Pre-approve all non-audit services to be provided to the Company or any subsidiary by the external auditor in accordance with subsection 2.3(4) and sections 2.4 and 2.6 of Multilateral Instrument 51-110 Audit Committees.

●	Review and approve the Company’s hiring policies regarding partners, employees and former partners and employees of the present and former external auditor of the Company

Notwithstanding the foregoing, the external auditor shall be ultimately accountable to the Board and the Committee, as representatives of shareholders. The Board, upon recommendation from the Committee, shall have ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the external auditor (or to nominate the external auditor to be proposed for shareholder approval in any information circular).

E. Conflict of Interest Transactions. The Committee shall:

●	Review potential conflict of interest situations, including transactions between the Company and its officers, directors and significant shareholders not in their capacities as such.

●	Make recommendations to the Board regarding the disposition of conflict of interest transactions in accordance with applicable law.

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II. MEMBERSHIP REQUIREMENTS

●	The Committee shall consist of at least three (3) directors chosen by the Board, the majority of whom are neither officers nor employees of the Company or any of its affiliates.

●	The members of the Committee will be appointed annually by and will serve at the discretion of the Board.

●	At least one (1) member of the Committee shall be able to read and understand a set of financial statements, including the Company’s balance sheet, income statement, and cash flow statement, or will become able to do so within a reasonable period of time after his or her appointment to the Committee.

●	At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or comparable experience or background (such as a position as a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities), which results in financial sophistication, recognized financial or accounting expertise.

III. STRUCTURE AND POWERS

●	The Committee shall appoint one of its members to act as a Chairperson, either generally or with respect to each meeting.

●	The Committee Chairperson shall review and approve an agenda in advance of each meeting.

●	The Committee shall meet as circumstances dictate.

●	The Committee shall have the authority to engage independent legal counsel and other advisors as it determines necessary to carry out its duties, and to set and pay the compensation for any advisors employed by the Committee.

●	The Committee shall have the authority to communicate directly with the internal and external auditors.

●	The Committee may request any officer or employee of the Company or the Company’s outside counsel or external auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

●	The Committee shall possess the power to conduct any investigation appropriate to fulfilling its responsibilities.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the external auditor. Nor is it the duty of the Committee to conduct investigations or to assure compliance with laws and regulations and the Company’s Corporate Governance Policies and Practices.

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IV. MEETINGS

●	The quorum for a meeting of the Committee is a majority of the members of the Committee who are not officers or employees of the Company or of an affiliate of the Company.

●	The members of the Committee must elect a chair from among their number and may determine their own procedures.

●	The Committee may establish its own schedule that it will provide to the Board in advance.

●	The external auditor is entitled to receive reasonable notice of every meeting of the Committee and to attend and be heard thereat.

●	A member of the Committee or the external auditor may call a meeting of the Committee.

●	The Committee may hold meetings by telephone conference call where each member can hear the other members or pass matters that would otherwise be approved at a meeting by all members signing consent resolutions in lieu of holding a meeting.

●	The Committee will meet with the President and with the Chief Financial Officer of the Company at least annually to review the financial affairs of the Company.

●	The Committee will meet with the external auditor of the Company at least once each year, at such time(s) as it deems appropriate, to review the external auditor’s examination and report.

●	The chair of the Committee must convene a meeting of the Committee at the request of the external auditor, to consider any matter that the auditor believes should be brought to the attention of the Board or the shareholders.

●	The Committee will record its recommendations to the Board in written form which will be incorporated as a part of the minutes of the Board’s meeting at which those recommendations are presented.

●	The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

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